Exhibit (g)(3)

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (“Agreement”) is made this [●] day of [●], 2025, by and between each entity listed on Schedule A hereto (each, the “Subsidiary”) and CION Grosvenor Management, LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”).

WHEREAS, the Subsidiary is a direct or indirect wholly-owned subsidiary of CION Grosvenor Infrastructure Master Fund, LLC (the “Master Fund”), a Delaware limited liability company registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Subsidiary wishes to retain the Adviser to provide investment advisory and investment management services to the Subsidiary; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. The Subsidiary hereby appoints the Adviser to act as investment adviser of the Subsidiary for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Subsidiary shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Master Fund and its Board of Directors (the “Board”), the Adviser shall regularly provide the Subsidiary with investment research, advice, management and supervision and shall furnish a continuous investment program for the Subsidiary’s portfolio of securities and other investments consistent with the applicable investment objectives, policies and restrictions, as stated in the Master Fund’s current Prospectus and Statement of Additional Information, and in accordance with any applicable exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Subsidiary and any SEC staff no-action letters applicable to the Subsidiary. The Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, sold or exchanged by the Subsidiary and what portion of the assets of the Subsidiary’s portfolio will be held in the various securities and other investments in which the Subsidiary invests, and shall implement those decisions, all subject to the provisions of the Subsidiary’s limited liability company agreement or similar governing documents, as applicable (the “Governing Document”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Master Fund and any exemptive orders and SEC staff no-action letters applicable to the Subsidiary referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Subsidiary to give instructions to the custodian of the Subsidiary and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Subsidiary. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Subsidiary in one or more investment companies or issuers that do not meet, or are excepted from, the definition of investment company under the 1940 Act. The Adviser will place orders pursuant to its investment determinations for the Subsidiary either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Subsidiary and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Subsidiary, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Subsidiary’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Subsidiary, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Subsidiary’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Subsidiary certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(b) Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by the Subsidiary as necessary for the operation of the Subsidiary. The Adviser will act as the Subsidiary’s liaison with administrators, sub-administrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Directors of the Subsidiary. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Subsidiary, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Subsidiary to perform such functions.

(c) The Subsidiary hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Subsidiary which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Subsidiary hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4. Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Subsidiary, the Adviser or the Subsidiary may enter into contracts with one or more investment sub-advisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment sub-advisers any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such sub-adviser and further provided that such contracts impose on any investment sub-adviser bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5. (a)  The Adviser shall oversee the maintenance of all books and records with respect to the Subsidiary’s securities transactions and the keeping of the Subsidiary’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Subsidiary are the property of the Subsidiary, and further agrees to surrender promptly to the Subsidiary any of such records upon the Subsidiary’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Subsidiary, to serve in the capacities in which they are elected.

(b) All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Subsidiary.  The Subsidiary will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by the Adviser or its affiliates), including, without limitation: management fees; incentive fees; distribution fees; fees for administrative services, servicing fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Subsidiary; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Subsidiary’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, financial intermediaries, registrars, independent pricing vendors or other agents; acquisition or disposition fees; professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);  research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); taxes; legal expenses (including in connection with investment activities); loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Subsidiary’s shares and servicing shareholder accounts; any costs and expenses associated with or related to due diligence performed with respect to the Subsidiary’s offering of its shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers; expenses of registering and qualifying the Subsidiary’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing, mailing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Subsidiary’s shareholders; costs of stationery; website costs; fees and expenses of members of the Board not also serving in an officer capacity for the Subsidiary or the Adviser; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Subsidiary; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Subsidiary, if any; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; the Subsidiary’s pro rata portion of premiums on any fidelity bond and other insurance covering the Subsidiary and its officers, Board members and employees; litigation, arbitration, mediation, or government investigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Subsidiary is a party and the legal obligation which the Subsidiary may have to indemnify the Subsidiary’s Board members and officers with respect thereto; expenses of the administration of the Subsidiary, including negotiation of contracts and fees with, and the monitoring of performance and billings of, the Subsidiary’s transfer agent, shareholder servicing agents, custodian and other independent contractors or agents; compliance, fund accounting, regulatory reporting, and tax reporting services; expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Subsidiary; all other expenses incurred by the Subsidiary in connection with administering the Subsidiary’s business, including the Subsidiary’s allocable portion of the cost of the Subsidiary’s chief compliance officer, treasurer, secretary, investor relations personnel and their respective staffs; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Subsidiary is a party and legal obligations that the Subsidiary may have to indemnify the Subsidiary’s Directors, officers and/or employees or agents with respect to these actions, suits or proceedings. It also is understood that if the Adviser or any of its affiliates provide accounting services to the Subsidiary, the Subsidiary will reimburse the Adviser and its affiliates for their costs in providing such accounting services to the Subsidiary using a methodology for determining costs approved by the Board.

For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Subsidiary, provide accounting, legal, clerical, compliance or administrative services to the Subsidiary at the request of the Subsidiary, the Subsidiary may reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Subsidiary (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Subsidiary’s right to hire its own employees or to contract for services to be performed by third parties.

6. No member of the Board, officer or employee of the Subsidiary shall receive from the Subsidiary any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7. The Adviser is not entitled to any additional compensation for the services provided by it to the Subsidiary under this Agreement. For the avoidance of doubt, the assets of the Master Fund on which the advisory fee and incentive fee, if any, the Adviser receives under the Investment Advisory and Management Agreement by and between the Master Fund and the Adviser, as amended and restated from time to time, shall include the assets of the Master Fund attributable to its interests in the Subsidiary.

8. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Subsidiary (including but not limited to any act or omission of any broker or dealer, foreign currency dealer, futures commission merchant or counterparty), provided that nothing in this Agreement shall protect the Adviser against any liability to the Subsidiary to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for the Subsidiary contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Subsidiary, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Subsidiary or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in a manner deemed equitable by the Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

10. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Subsidiary, as well as other funds or accounts managed by the Adviser or its affiliates (“CGM-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Subsidiary with similar orders being made on the same day for other CGM-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is affected. The Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Subsidiary and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the CGM-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Adviser and the Subsidiary recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Subsidiary.

11. For the purposes of this Agreement, the Subsidiary’s “net assets” shall be determined as provided in the Master Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to the Subsidiary on the date set forth below the Subsidiary’s name on Schedule A, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Subsidiary, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff), to the extent that would be required under the 1940 Act if the Subsidiary were registered under the 1940 Act.

13. This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Subsidiary upon sixty (60) days’ written notice to the Adviser, and (ii) by the Adviser upon sixty (60) days’ written notice to the Subsidiary. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 19 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 7 through the date of termination or expiration and Section 19 shall continue in full force and effect and apply to the Adviser and its representatives as and to the extent applicable.

14. The Adviser agrees that for services rendered to the Subsidiary, or for any claim by it in connection with services rendered to the Subsidiary, it shall look only to assets of the Subsidiary for satisfaction. The undersigned officer of the Subsidiary has executed this Agreement not individually, but as an officer under the Governing Document and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Subsidiary individually.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

16. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Subsidiary) and their respective successors and permitted assigns.

18. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

19. Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

[●]

By:

Name:
Title:

CION GROSVENOR MANAGEMENT, LLC

By:

Name:
Title:

Schedule A

Subsidiaries:

[●]

Effective Date:

The date first written above, except that, for any Subsidiary added after such date, the effective date with respect to such Subsidiary shall be the date the Subsidiary commences investment operations.

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